Exhibit 99.1

For more information:
Jim DeNike	Colleen Beauregard
Corixa Corporation	Waggener Edstrom Bioscience
206-754-5716	503-443-7000
denike@corixa.com	colleenb@wagged.com

For Immediate Release

CORIXA RESPONDS TO COURT RULING REGARDING BEXXAR PATENTS

SEATTLE, October 16, 2003 – Corixa (Nasdaq: CRXA) today announced that it expects to appeal, at the earliest opportunity, the recent order of the United States District Court, Southern District of California that BEXXAR patents Nos. 5,595,721, 6,015,542 6,090,365 and 6,287,537 are invalid based on the finding of inequitable conduct of the inventors.

“We are disappointed by the court’s opinion, however it should not have any impact on our efforts to successfully commercialize BEXXAR,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “We remain committed to enforcing our patent rights on behalf of our shareholders and intend to defend our intellectual property. As a result, we will review the court’s order with our legal counsel and commercial partner, GlaxoSmithKline, in the coming days. We currently expect to pursue an appeal with the Federal Circuit to challenge this opinion.”

About Corixa
Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. On June 30, 2003, Corixa announced that the FDA approved BEXXAR® for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com/.

Corixa Forward-Looking Statements
This press release contains forward-looking statements, and other statements about our potential appeal of the court order that our BEXXAR patents are invalid and our efforts to commercialize BEXXAR. These statements are subject to certain risks and uncertainties that could cause actual results to differ

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materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, our failure to successfully appeal the court’s order that BEXXAR patents are invalid, and the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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